CACI Raises FY 2009 EPS Guidance to $3.09 to $3.16 per Share and Issues Fiscal Year 2010 Guidance

FY 2010 revenue projected at $2.85 billion to $2.95 billion, up 6% to 9%
Adopting new accounting standard for convertible debt, increasing non-cash interest expense
FY 2010 net income projected at $97.8 million to $103.9 million, up 9% to 16%
FY 2010 diluted EPS projected to be $3.20 to $3.40, up 9% to 16%
FY 2010 operating cash flow projected to be approximately $130 million

Arlington, Va., June 25, 2009 – CACI International Inc (NYSE:  CACI), a leading professional services and information technology provider to the federal government, issued its guidance for its Fiscal Year 2010 (FY10), which begins July 1, 2009.  CACI provides innovative solutions to meet America’s needs in national defense, intelligence, homeland security, and the transformation of government, and is a leading strategic consolidator in its market space.

Guidance for Fiscal Year 2009 Increased

We are proud to announce that we are increasing our annual guidance for Fiscal Year 2009 (FY09).  The table below summarizes the increased guidance ranges.

In millions except EPS	Current Guidance (As of 6/25/09)	Previous Guidance (As of 4/29/09)
Revenue	$2,650-$2,750	$2,650-$2,750
Net income	$94.1-$96.3	$90.0-$93.0
Diluted earnings per share	$3.09-$3.16	$2.95-$3.05
Diluted weighted average shares	30.4	30.5

The major drivers behind the increase in our guidance are:

•	The continuing strong performance of our US operations: $0.04 - $0.05 per share.

•	A better than expected performance in our UK operations: $0.01 - $0.02 per share.

•	Improvement in the company’s effective corporate tax rate due to the performance of investments in CACI’s deferred compensation plan: $0.05 per share.

•	A net gain associated with commercial legal matters: $0.03 per share.

This guidance represents our views as of June 25, 2009.  Investors are reminded that actual results may differ for the reasons described herein and in our filings with the Securities and Exchange Commission.

Guidance for FY 2010

We are issuing our initial FY10 annual guidance.  As we have previously communicated, beginning with FY10 we are required to adopt Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (FSP 14-1) with regard to our $300 million, 2.125 percent convertible senior subordinated notes (the Notes) that mature on May 1, 2014 and were issued on May 16, 2007.  This new standard requires that we recognize interest expense on the Notes using an interest rate in effect at issuance for comparable debt instruments that did not contain conversion features.  FSP 14-1 will have no impact on our cash flow.  The adoption of FSP 14-1 requires a retrospective application to the date the Notes were issued.  The table below reflects the impact of FSP 14-1 on our annual results from the date the Notes were issued through FY10.

In millions except EPS	FY2007	FY2008	FY2009	FY2010
Change in interest expense and other, net	$1.1	$8.9	$9.5	$10.2
Change in income taxes	$(0.4)	$(3.5)	$(3.7)	$(4.0)
Change in net income	$(0.6)	$(5.4)	$(5.8)	$(6.2)
Change in diluted earnings per share	$(0.02)	$(0.18)	$(0.19)	$(0.20)

We will reflect the new accounting in our FY10 financial statements, beginning with our Quarterly Report on Form 10-Q for the quarter ending September 30, 2009.

The following table summarizes our guidance for FY10 and shows the comparison with FY09 after the retrospective application of FSP 14-1 on our current FY09 guidance ranges.

In millions except EPS	FY 2010	FY 2009 With FSP 14-1
Revenue	$2,850-$2,950	$2,650-$2,750
Net income	$97.8-$103.9	$88.3-$90.5
Diluted earnings per share	$3.20-$3.40	$2.90-$2.97
Diluted weighted average shares	30.6	30.4

We project that cash flows from operations will be approximately $130 million.  Our guidance does not include any impacts from future acquisitions.

Following are the assumptions supporting our guidance:

•	We expect continued profitable growth of our domestic operations during FY10.

•	We believe we are well-positioned to win new business in the administration’s high priority areas of cyber security, information technology modernization, and smart power.

•	We expect continued improved performance of our United Kingdom operations during FY10.

•	We expect an effective corporate tax rate of 39.5 percent, which assumes no net investment gains or losses in our deferred compensation plan assets in FY10.

This guidance represents our views as of June 25, 2009.  Investors are reminded that actual results may differ for the reasons described herein and in our filings with the Securities and Exchange Commission.

Commentary

Commenting on the FY09 and FY10 guidance, Paul Cofoni, CACI’s President and CEO, said, “Our FY09 performance has been very strong, and we are raising our earnings guidance accordingly.  The record level of awards and contract funding orders we are receiving during our FY09 has helped to establish our best-ever funded backlog and total backlog to date for CACI as we start FY10.  We believe this will result in continued, solid organic growth for us during FY10.  Our performance is especially impressive given the challenges we have faced.  Our FY10 guidance is consistent with our annual financial goals of double-digit earnings growth, mid to high single digit organic revenue growth, and strong cash flow.  I am proud of the extraordinary effort of our management team and the contributions of our innovative and dedicated employees.

Going forward, our domestic operations are solidly positioned in the well-funded and high-priority areas of defense, intelligence, homeland security, and IT modernization.  We remain agile in responding to market changes and aligned with the administration’s priorities in cyber security, smart power, and IT modernization.  We believe our clients will continue to rely on our proven CACI solutions to deliver the best value for our government and citizens and help keep our nation safe.  We continue to sustain our client base while winning new business, including prime positions on large, growing contracts.

We generate strong cash flow and have a solid balance sheet.  And we remain active in pursuing strategic acquisitions that provide attractive valuations, are accretive, and bring added and complementary solutions to both new and existing clients.

As we enter FY10, we are confident that we can continue our strong performance and make progress toward our vision of being the best in all we do.  We expect to be a leader in our markets, bring value to our clients, deliver on our commitments, and build long-term shareholder trust and value.”

Conference Call Information

We have scheduled a conference call for 8:30 AM ET Friday, June 26th.  Interested parties can listen to the conference call and view accompanying exhibits over the Internet by logging on to CACI’s Internet site at www.caci.com at the scheduled time.  They may also dial in to 877-718-5092, confirmation code 8354763.  A replay of the call will be available over the Internet, and can be accessed through CACI’s homepage by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the professional services and IT solutions needed to prevail in today’s defense, intelligence, homeland security, and federal civilian government arenas. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR integration services; cyber security, information assurance, and information operations; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. We add value to our clients’ operations, increase their skills and capabilities, and enhance their missions. CACI is a member of the Fortune 1000 Largest Companies and the Russell 2000 index. CACI provides dynamic careers for approximately 12,400 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from a prolonged recession; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism, rebuilding Iraq or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency or other governmental entity with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

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Corporate Communications and Media:	Investor Relations:

Jody Brown, Executive Vice President, Public Relations	David Dragics, Senior Vice President, Investor Relations

(703) 841-7801, jbrown@caci.com	(866) 606-3471, ddragics@caci.com